UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 29, 2016

BLOUNT INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-11549	63 0780521
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4909 SE International Way, Portland, Oregon		97222-4679
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (503) 653-8881
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed, on December 9, 2015, Blount International, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ASP Blade Intermediate Holdings, Inc., a Delaware corporation (“Parent”), and ASP Blade Merger Sub, Inc., a newly formed Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Parent (each of Parent and Merger Sub are beneficially owned by affiliates of American Securities LLC), which provided for a “go-shop” period beginning on the date of the Merger Agreement and ending at 12:01 a.m. (New York City time) on January 29, 2016 (the “Go-Shop Period”). Also as previously disclosed, on December 9, 2015, the Company entered into a cooperation agreement with P2 Capital Partners, LLC and certain of its affiliates (collectively, “P2”), whereby P2 agreed to vote certain or all of their shares in accordance with the recommendation of the board of directors of the Company (the “Board”) regarding the Merger Agreement and any superior alternative acquisition proposals. Based on public filings, P2 held an aggregate of approximately 14.99% of the Company common stock issued and outstanding as of such date.

The Merger Agreement provides that, during the Go-Shop Period, the Company was permitted to (i) initiate, solicit and otherwise encourage alternative acquisition proposals from third parties, and (ii) engage in, continue and otherwise participate in discussions and negotiations with third parties regarding, and provide information to third parties relating to, alternative acquisition proposals.

At the direction and under the supervision of the special committee of the Board (the “Special Committee”), Greenhill & Co., Inc., financial advisor to the Special Committee (“Greenhill”), and Goldman Sachs & Co., financial advisor to the Company (“Goldman Sachs”), acted as co-lead financial advisors in connection with the “go-shop” process.  Representatives of Greenhill and Goldman Sachs contacted parties that they believed, based on their professional judgment and consultation with the Special Committee and Company management, might be capable of, and might be interested in, pursuing an acquisition of the Company.  During the Go-Shop Period, representatives of Greenhill and Goldman Sachs contacted a total of 91 parties, including 35 strategic parties, to solicit their interest in a possible acquisition of the Company.

Of the 91 parties contacted by representatives of Greenhill and Goldman Sachs, 13 parties executed confidentiality agreements and were granted access to certain non-public information regarding the Company.  Certain of the parties that executed confidentiality agreements asked diligence questions of, and received answers from, the Company and engaged in additional discussion with representatives of Greenhill and Goldman Sachs.  None of the 91 parties contacted, nor any other party, submitted an alternative acquisition proposal to the Company prior to the expiration of the Go-Shop Period.

Important Additional Information

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by American Securities LLC and P2 Capital Partners, LLC.  In connection with the proposed acquisition, the Company filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on January 12, 2016, and plans to file other relevant materials with the SEC, including the Company’s proxy statement in definitive form.  Before making any voting decision, stockholders of the Company are urged to read all relevant documents filed with the SEC, including the Company’s definitive proxy statement when it becomes available, because they contain important information about the proposed transaction and the parties to the proposed transaction.  Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from the Company on the Investor Relations Page of its corporate website at http://www.blount.com, or by directing a request to Blount International, Inc., Investor Relations, 4909 SE International Way, Portland, Oregon 97222.

Participants in Solicitation

The Company and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction.  Information about the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 21, 2015.  Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, is set forth in the preliminary proxy statement relating to the proposed transaction and other materials filed by the Company with the SEC, and will be set forth in the definitive proxy statement relating to the proposed transaction when it becomes available.  Investors should read such materials carefully before making any voting or investment decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOUNT INTERNATIONAL, INC.

Date: January 29, 2016	By:	/s/ Chad E. Paulson
		Name:	Chad E. Paulson
		Title:	Vice President,
General Counsel and Secretary